Exhibit 99.1

Catalyst Pharmaceuticals Comments on FDA’s Announcement of its Position on Orphan Drug Exclusivity In Light of the 11th Circuit Decision in Catalyst Pharmaceuticals, Inc. v. Becerra

Announced Earlier Today-Notice Received from ANDA Filer for FIRDAPSE®

CORAL GABLES, Fla., Jan. 23, 2023 — Catalyst Pharmaceuticals, Inc. (“Catalyst”) (NASDAQ: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases, today commented on the FDA’s notice setting forth its position on Orphan Drug Exclusivity in light of the 11th Circuit’s decision in Catalyst Pharmaceuticals, Inc. v. Becerra. The FDA announcement states that while the FDA is complying with the 11th Circuit decision in Catalyst’s favor with respect to FIRDAPSE®, the FDA intends to continue to apply its regulations tying the scope of orphan drug exclusivity to the uses or indications for which a drug is approved with respect to other orphan drugs. Catalyst reports that it is not affected by the FDA’s newly announced position and that the FDA’s announcement confirms the FDA’s previous decision to set aside the approval of RUZURGI® as a result of the 11th Circuit’s decision. Further, Catalyst acquired the United States rights to RUZURGI®, including all intellectual property relating thereto, in July 2022. Finally, Catalyst’s supplemental New Drug Application expanding its label for FIRDAPSE® to children ages 6-17 was approved by the FDA in September 2022.

Separately, Catalyst announced this morning that an abbreviated new drug application has been filed by Teva Pharmaceuticals, Inc. seeking authorization from the FDA to manufacture, use, or sell a generic version of FIRDAPSE® in the United States. As Catalyst has previously reported, the filing of a Paragraph IV challenge to FIRDAPSE® was not unexpected, and Catalyst intends to vigorously enforce its intellectual property rights relating to FIRDAPSE®.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, best-in-class medicines for rare diseases. Catalyst’s New Drug Application for FIRDAPSE (amifampridine) Tablets 10 mg for the treatment of adults with Lambert-Eaton myasthenic syndrome (“LEMS”) was approved in 2018 by the U.S. Food & Drug Administration and FIRDAPSE is commercially available in the United States as a treatment for adults and children ages six to seventeen with LEMS. Further, Canada’s national healthcare regulatory agency, Health Canada, has approved the use of FIRDAPSE for the treatment of adult patients in Canada with LEMS.

For more information, visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those set forth in Catalyst’s Annual Report on Form 10-K for the fiscal year 2021, its Quarterly Report on Form 10-Q, and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.